Exhibit 99.11

Summary of Free Share (AGA) Plan

Free shares, or AGA (actions gratuites), may be granted by our executive board to our employees, employees of our subsidiaries and members of our executive board.

Administration. Pursuant to delegations granted at our general meeting of the shareholders, our executive board, upon recommendation of the compensation committee and with the approval of the supervisory board, determines recipients, dates of grant, the number of free shares to be granted and the terms and conditions of the free shares, including the length of their vesting period and, as the case may be, lock-up period within the limit determined by the shareholders.

Grant. Free shares are shares of Nanobiotix S.A. (the “Company”) that are granted for free to any individual employed by us or by any affiliated company under the terms and conditions of an employment contract. Free shares may also be granted to members of our executive board. However, no free shares may be granted to a beneficiary holding more than 10% of our share capital or to a beneficiary who would hold more than 10% of our share capital as a result of such grant.

Vesting Period. The free shares granted under our free share plan will be definitively vested after a vesting period (period starting on the date of grant during which the beneficiary holds a right to acquire shares for free, but does not currently hold any shares) as set by our executive board. At the end of the vesting period, the beneficiary will be the owner of the shares. However, during the lock-up period (period starting at the end of the vesting period when the shares are definitively acquired and issued), as set by our executive board, if any, the shares may not be sold, transferred or pledged. The sum of the duration of the vesting and lock-up periods must be at least two years, in accordance with the provisions of Article L. 225-197-1 of the French Commercial Code.

Free shares we grant to French tax residents vest after a vesting period of a minimum of two (2) years and are subject to a lock-up period of at least one (1) further year. Free shares we grant to foreign tax residents vest after a vesting period of a minimum of three (3) years and are not subject to any lock-up period.

Underlying shares. Our AGA are new ordinary shares of our Company that are issued upon vesting of the AGA. Until they are vested, the number of AGA to which each beneficiary has right can be adjusted, upwards or downwards, as a result of certain corporate transactions, such as rights issues.

Standard terms. Unless otherwise decided by our supervisory and executive boards, our AGA will be definitively issued following a vesting period at the end of which the beneficiary must be effectively present in our Company or its consolidated subsidiaries (subject to exceptions) and, as the case may be, subject to the completion of performance conditions that are assessed by our executive board. Failing such continued service, the beneficiary definitively and irrevocably loses his or her right to acquire the relevant AGA.

Unless otherwise decided by our supervisory and executive boards, in the event of disability or death of a beneficiary before the end of the acquisition period, the relevant AGA shall be definitely acquired at, respectively, the date of disability or the date of the request of allocation made by his or her beneficiary in the framework of the inheritance, provided that such request is made within six months from the date of death.

Change in control. In the event of a merger into another corporation or of the sale by one or several shareholders, acting alone or in concert, of our Company to one or several third parties of a number of shares resulting in a change of control (a ‘‘Liquidity Event’’), unless otherwise decided by the executive and supervisory board, all of the free shares shall be completely and definitely acquired as follows:

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For French tax residents, (i) if the Liquidity Event occurs before or on the first anniversary date of the grant and (ii) if the change of control occurs after the first anniversary of grant, on the date of completion of the Liquidity Event, it being specified that, in both cases, the relevant free shares will then be subject to a holding period until the second anniversary of the grant.

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For foreign tax residents, if the Liquidity Event occurs before the second anniversary of the grant, on the first anniversary of the grant, it being specified that, the relevant free shares will then be subject to a year-long holding period as from their date of acquisition